Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Smithfield Foods, Inc. for the registration of $750 million of securities and to the incorporation by reference therein of our report dated June 4, 2002, with respect to the consolidated financial statements of Smithfield Foods, Inc. included in its Annual Report (Form 10-K) for the year ended April 28, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Richmond, Virginia

June 19, 2003